Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-4 of Southern First Bancshares, Inc. and Subsidiary of our report dated February 28, 2019, relating to the consolidated financial statements as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and our report dated February 28, 2019 with respect to the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. and Subsidiary as of December 31, 2018.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina
December 12, 2019